Exhibit 10.3

FAMOUS DAVE’S OF AMERICA, INC.

PERFORMANCE STOCK UNIT AGREEMENT

(Performance Based Vesting – Cash Settled)

(Fiscal 2013-2015 Awards)

THIS PERFORMANCE STOCK UNIT AGREEMENT (the “Agreement”) made effective as of January 8, 2013, is by and between Famous Dave’s of America, Inc., a Minnesota corporation (the “Company”), and                     (the “Employee”).

BACKGROUND

A. The Company has adopted the Famous Dave’s of America, Inc. Amended and Restated 2005 Stock Incentive Plan, as amended and restated in 2012 (the “Plan”), to increase shareholder value and to advance the interests of the Company by furnishing a variety of economic incentives designed to attract, retain and motivate employees.

B. The Compensation Committee of the Board of Directors of the Company (the “Committee”) believes that entering into this Agreement with Employee is consistent with the stated purposes for which the Plan was adopted.

C. The Company desires to grant restricted stock units to the Employee, and the Employee desires to accept such restricted stock units, on the terms and conditions set forth herein and in the Plan.

D. The restricted stock units granted pursuant to this Agreement shall vest based on the attainment of performance goals related to the Company’s “Adjusted EBITDA” and the continued employment of the Employee. For purposes hereof, “Adjusted EBITDA” means income from operations of the Company, plus depreciation, and amortization, and non cash adjustments (such as asset impairment, lease termination and other closing costs) and other non-cash items as approved by the Committee and subject to adjustment by the Committee in its sole discretion for non-recurring items.

E. The terms of this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as a “short-term deferral” of compensation. Code Section 409A and the Treasury Regulations issued thereunder are referred to in this Agreement as “Section 409A.”

AGREEMENT

NOW, THEREFORE, it is agreed as follows:

1. Grant of Performance Based Restricted Stock Units. Subject to the terms and provisions of this Agreement and the Plan, the Company hereby grants to Employee an award of restricted stock units (the “Units”) with a Target Award as set forth in Exhibit A. The number of Units which may finally vest, and the number of Units in respect of which payments may be made under Section 3 below, (i) is contingent upon the Company achieving the performance objectives set forth in Exhibit A; and (ii) is subject to the other terms and conditions and contingencies set forth in such Exhibit and in the Plan. The Company shall establish a bookkeeping account for the Employee (the “Unit Account”) and shall credit the Units identified in this Section 1 to the Unit Account. The Units shall be considered cash awards granted under the Plan.

2. Vesting and Forfeiture of Units. Except as set forth in this Section 3, the Employee shall vest in a number of Units based on the attainment of the performance goals described in Exhibit A as of the date of filing of the 10-K for the fiscal year ended 2015 (the “Vesting Date”), provided that the Employee remains continuously employed by the Company through the Vesting Date. Except as specifically provided in this Section 2, no Units will vest prior to the Vesting Date. The Units which do not vest on the Vesting Date will be immediately forfeited. In the event of the Employee’s termination of employment with the Company, the Employee will forfeit to the Company all Units granted under this Agreement.

3. Form and Timing of Payment. As soon as administratively practicable following the Vesting Date identified in Section 2, but no later than thirty days (30) thereafter, the Company shall pay to the Employee or his or her personal representative, an amount in cash for each Unit that has vested pursuant to Section 2 and Exhibit A equal to the Fair Market Value (as defined in the Plan) of a share of the Company’s Common Stock as of the Vesting Date.

4. No Right to Continuation of Employment or Corporate Assets. Nothing contained in this Agreement shall be deemed to grant Employee any right to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation, nor shall this Agreement be construed as giving Employee, Employee’s beneficiaries or any other person any equity or interests of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person.

5. Withholding of Tax. To the extent that the receipt of Units or compensation upon the vesting thereof, or the lapse of any restrictions thereon, results in income to Employee for federal or state income tax purposes, Employee shall pay the applicable withholding tax, which may be paid by any method permitted under the Plan.

6. No Assignment of Units or Rights to Shares. Employee shall have no right to assign, pledge or otherwise transfer any Units or any right to receive compensation under this Agreement, except to the limited extent permitted under the Plan. No creditor of Employee shall have any right to garnish or otherwise attach any Units or any right to receive compensation under this Agreement. In the event of any attempted assignment, pledge or other transfer, or attempted garnishment or attachment by a creditor, the Company shall have no further liability under this Agreement.

7. Rights of Employee. Employee shall not have any of the rights of a shareholder with respect to the Units.

8. Forfeiture Remedy in the Event of Restatement of Financial Statements (Applicable only to Executive Team Members). If any of the Company’s financial statements during the three fiscal year period for which performance goals are described in the attached Exhibit A are subsequently required to be restated, then the Board of Directors of the Company (the “Board”) may, in its sole discretion, require forfeiture or repayment of the compensation received by Employee under this Agreement that the Board determines would not have been received had the financial statements been initially filed as restated. The Board may effect this remedy (a) through forfeiture or cancellation of the Units that the Board determines would not have vested if the financial statements had been initially filed as restated, (b) by seeking repayment from Employee in cash of the portion of the compensation value received by Employee and attributable to such vested Units, or (c) by any other means deemed appropriate by the Board, in its sole discretion. The foregoing provisions of this Section 9 shall apply only if Employee was identified as a Company executive in the Company’s Annual Report on Form 10-K for the restated fiscal year.

9. The Plan; Administration. The Units are granted pursuant to the Plan and is governed by the terms thereof, which are incorporated herein by reference. The Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee with respect thereto and to this Agreement shall be final and binding upon Employee. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall govern and control. By the execution of this Agreement, Employee acknowledges receipt of a copy of the Plan.

10. Agreement Not to Compete; Remedies. In consideration for receipt of this award grant, Employee agrees that, on or before the date which is two (2) years after the date Employee’s employment terminates for any reason, Employee will not directly or indirectly own an interest in, manage, operate, join, control, lend money or render financial or other assistance to, or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any entity whose primary business is the retail sale of barbequed food; provided, however, that nothing in this Section 6 shall preclude Employee from holding less than one percent of the outstanding capital stock of any corporation required to file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the securities of which are listed on any securities exchange or traded in the over-the-counter market. Employee acknowledges that the Company’s remedy at law for any breach or threatened breach by Employee of this Section 11 will be inadequate. Therefore, the Company shall be entitled to injunctive and other equitable relief restraining Employee from violating those requirements, in addition to any other remedies that may be available to the Company under this Agreement or applicable law.

11. Further Assurances. Each party hereto agrees to execute such further papers, agreements, assignments or documents of title as may be necessary or desirable to affect the purposes of this Agreement and carry out its provisions.

12. Governing Law. This Agreement, in its interpretation and effect, shall be governed by the laws of the State of Minnesota applicable to contracts executed and to be performed therein.

13. Entire Agreement; Amendments. This Agreement and the Plan embody the entire agreement made between the parties hereto with respect to the matters covered herein and shall not be modified except by a writing signed by the party to be charged. In the event that the terms of this agreement are inconsistent with then Plan, the terms of the Plan shall govern and control.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same agreement.

Signature page follows

IN WITNESS WHEREOF, the parties have executed this Performance Stock Unit Agreement to be effective as of the date first written above.

FAMOUS DAVE’S OF AMERICA, INC.

By:
Name: Diana Garvis Purcel
Title: Chief Financial Officer

EMPLOYEE

Exhibit A

to

Performance Stock Unit Agreement

(2013-2015 Awards)

Additional Terms and Conditions of Performance Shares

	Target Units*	Total No. of Units Underlying Grant*

Number of Units subject to the Agreement:

*	Assumes the Company achieves 100% of the sum of the Adjusted EBITDA goals for fiscal 2013, fiscal 2014 and fiscal 2015 (the “Cumulative Adjusted EBITDA Goal”).

1.	Vesting of Units are contingent upon:

(a)	Employee remaining an employee of the Company during all periods prior to the “Vesting Date” (as defined below); and

(b)	the Company’s cumulative “Adjusted EBITDA” over the periods covered by this Agreement (i.e., fiscal 2013-2015) equaling or exceeding the Cumulative Adjusted EBITDA Threshold (as defined below).

The “Cumulative Adjusted EBITDA Threshold” shall be equal to the cumulative Adjusted EBITDA amounts achieved by the Company during the three preceding years (fiscal 2012, fiscal 2013 and fiscal 2014), subject to any adjustments for nonrecurring events that the Committee may determine in its sole discretion are appropriate.

2.	If these contingencies are satisfied, Employee shall be entitled to receive a percentage of the “Target Units” amount set forth above equal to the percentage of the Cumulative Adjusted EBITDA Goal achieved by the Company, as set forth on the following schedule:

Company Performance	Vesting Schedule
If the Company fails to achieve the Cumulative Adjusted EBITDA Threshold, then:	No Units will vest.

If the Company achieves the Cumulative Adjusted EBITDA Threshold, but less than or equal to 100% of the Cumulative Adjusted EBITDA Goal, then:	The number of Units that vest will be a percentage of the “Target Units” equal to the percentage of the Cumulative Adjusted EBITDA Goal achieved (e.g., if the Company achieves 95% of the Cumulative Adjusted EBITDA Goal, then 95% of his or her “Target Units” will vest – assuming that the Cumulative Adjusted EBITDA Threshold has been met).

3.

The Adjusted EBITDA goal for each fiscal year will be determined by the Committee during the 1st fiscal quarter of the applicable fiscal year, or earlier, as determined by the Committee. Following the Committee’s determination of the Adjusted EBITDA goal for each fiscal year subject to the Agreement, the Company shall deliver written notice of such Adjusted EBITDA goal to Employee (unless Employee is no longer an employee of the Company).

4.	For purposes of determining whether and to what extent that the Company has satisfied the Cumulative Adjusted EBITDA Threshold or achieved the Cumulative Adjusted EBITDA Goal, the Company’s actual Adjusted EBITDA for each fiscal year shall be equal to the Adjusted EBITDA amount for such fiscal year as publicly disclosed by the Company or, if not publicly disclosed, as determined in good faith by the Company’s Board of Directors or the Committee; provided, however, that such amount will subject to any adjustments for nonrecurring events that the Committee may determine in its sole discretion are appropriate. If such actual Adjusted EBITDA amounts are later adjusted or restated (including as a result of an adjustment or restatement to the Company’s corresponding audited financial statements), then the actual Adjusted EBITDA for such fiscal year shall be equal to the Adjusted EBITDA amount for such fiscal year as publicly disclosed by the Company following the completion of fiscal 2015 or, if not publicly disclosed, as determined in good faith by the Company’s Board of Directors or the Committee (subject to adjustment by the Committee as set forth above).

5.	The determination regarding whether and to what extent that the Company has achieved the Cumulative Adjusted EBITDA Goal will be made upon the date of filing of the Annual Report on Form 10-K for fiscal 2015 (the “Vesting Date”). Units will be vest or be forfeited, as provided above and in the Agreement to which this Exhibit is attached, if the Company’s cumulative Adjusted EBITDA over the periods covered by the Agreement (i.e., fiscal 2013-2015) equal or exceed the Cumulative Adjusted EBITDA Threshold. No Units will vest if an Adjusted EBITDA goal is achieved in any one or more fiscal years but the Cumulative Adjusted EBITDA Threshold is not satisfied.

Exhibit B

to

Performance Stock Unit Agreement

(2013-2015)

Adjusted EBITDA Goals

• Adjusted EBITDA Goal for fiscal 2013:	$

• Adjusted EBITDA Goal for fiscal 2014:	$

• Adjusted EBITDA Goal for fiscal 2015:	$

EBITDA Threshold

• Adjusted EBITDA Threshold for fiscal 2012:	2012 Adjusted EBITDA

• Adjusted EBITDA Threshold for fiscal 2013:	2013 Adjusted EBITDA

• Adjusted EBITDA Threshold for fiscal 2014:	2014 Adjusted EBITDA

• Cumulative Adjusted EBITDA Threshold:	Sum of 2012 + 2013 + 2014 Adjusted EBITDA

7